EXHIBIT 99.1

Hudson Technologies REPORTS Record revenues of 79.7 million for Full YEar 2015; EPS of $0.14 pearl river, ny – March 2, 2016 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2015.

Revenues for the three months ended December 31, 2015 were $7.3 million, a decrease of 9% compared to $8.1 million in the comparable 2014 period. The revenue decrease in the quarter is primarily related to a decrease in sales volumes for certain refrigerants and lower service revenues. 2014 fourth quarter revenues were unusually strong due to preseason refrigerant sales driven primarily by the EPA’s October 2014 final rule providing a more aggressive step down approach for the phase out of R-22 production. Gross margin increased to 19% in 2015 compared to 12% in the fourth quarter of 2014. Net loss for the quarter was $1.0 million, or a loss of $0.03 per basic and diluted share, compared to a net loss of $1.1 million, or a loss of $0.03 per basic and diluted share, in the fourth quarter of 2014.

For the year ended December 31, 2015, Hudson achieved record revenues of $79.7 million, a 43% increase compared to $55.8 million in 2014. The increase is primarily related to an increase in sales volumes for refrigerants, and a higher selling price of certain refrigerants. Gross margin increased to 23% in 2015 compared to 12% in 2014. Net income for the year was $4.8 million, or $0.15 per basic and $0.14 per diluted share, compared to a net loss of $0.7 million or a loss of $0.02 per basic and diluted share in 2014.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “2015 was a very strong year for us as demonstrated by our record revenues, solid gross margin performance and improved profitability. Our growth for the full year was driven by increased sales volume from certain refrigerants, coupled with a higher average selling price for R-22 refrigerant through the nine-month refrigerant season. Our 2015 fourth quarter performance was representative of what we expect during the last quarter of each year, which is historically our slowest quarter as demand for refrigerants and servicing typically taper off.

“We continue to work with our customers and look to expand our customer base and grow our revenues through our reclamation capabilities, which apply not only to the phase out of R-22 production that is currently underway, but also apply to the reclamation of HFC (hydrofluorocarbon) refrigerants, the replacement refrigerants for R-22 and CFCs. Environmental concerns around the high global warming potential of HFCs is driving momentum for their phase out, as demonstrated by recent initiatives that came out of both the annual meeting of the parties of the Montreal Protocol in Dubai and at the UN Conference on Climate Change in Paris. We are encouraged by these developments and remain committed to doing our part to curb the emission of greenhouse gases by promoting our reclamation capabilities and the environmental benefits of using reclaimed refrigerants. We believe our proprietary technology, longstanding industry relationships and proven distribution network position us to meet the needs of our customers as they adapt to the changing marketplace dynamics.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the fourth quarter and annual results today, March 2, 2016 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 2, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13631392.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month periods ended December 31,		Years ended December 31,
	2015	2014	2015	2014

Revenues	$7,301	$8,055	$79,722	$55,810
Cost of sales	5,933	7,109	61,233	49,364
Gross profit	1,368	946	18,489	6,446

Operating expenses:
Selling and marketing	1,207	829	4,179	2,723
General and administrative	1,913	2,099	6,129	4,708
Total operating expenses	3,120	2,928	10,308	7,431

Operating income (loss)	(1,752)	(1,982)	8,181	(985)

Other income (expense):
Interest expense	(176)	(147)	(776)	(641)
Other income	302	0	302	0
Total other income (expense)	126	(147)	(474)	(641)

Income (loss) before income taxes	(1,626)	(2,129)	7,707	(1,626)

Income tax expense (benefit)	(603)	(1,050)	2,944	(906)

Net income (loss)	$(1,023)	$(1,079)	$4,763	$(720)

Net income (loss) per common share - Basic	$(0.03)	$(0.03)	$0.15	$(0.02)
Net income (loss) per common share - Diluted	$(0.03)	$(0.03)	$0.14	$(0.02)
Weighted average number of shares outstanding - Basic	32,715,802	32,011,426	32,546,840	29,122,746
Weighted average number of shares outstanding - Diluted	32,715,802	32,011,426	33,936,099	29,122,746

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	Dec. 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,258	$935
Trade accounts receivable - net	4,414	3,968
Inventories	61,897	37,017
Deferred tax asset	376	397
Prepaid expenses and other current assets	1,524	1,011
Total current assets	69,469	43,328

Property, plant and equipment, less accumulated depreciation	7,536	7,887
Other assets	76	102
Deferred tax asset	3,287	6,031
Goodwill	856	265
Intangible assets, less accumulated amortization	3,787	2,322
Total Assets	$85,011	$59,935

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,810	$4,510
Accrued payroll	1,577	384
Short-term debt and current maturities of long-term debt	20,573	6,320
Total current liabilities	30,960	11,214
Other liabilities	333	333

Long-term debt, less current maturities	4,293	4,389
Total Liabilities	35,586	15,936

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 32,804,617 and 32,312,276	328	323
Additional paid-in capital	62,163	61,505
Accumulated deficit	(13,066)	(17,829)
Total Stockholders' Equity	49,425	43,999

Total Liabilities and Stockholders' Equity	$85,011	$59,935